CONFIRMING STATEMENT

This Statement confirms that the undersigned, David E. Foley, has authorized and designated Kenneth A. Paladino, Jennifer E. Katsch and Richard A. Rubin, or any one or more of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments to any of the foregoing) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of TII Network Technologies, Inc. This Confirming Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 and/or Schedules 13D or 13G (including amendments to any of the foregoing) with regard to the undersigned's ownership of or transactions in securities of TII Network Technologies, Inc., unless earlier revoked in writing. The undersigned acknowledges that Kenneth A. Paladino, Jennifer Katsch and Richard A. Rubin are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: January 31, 2007	/s/ David E. Foley
David E. Foley